NATIONAL INSTRUMENTS CORPORATION
EXECUTIVE INCENTIVE PROGRAM

SECTION 1
DURATION AND PURPOSE

1.1Effective Date. The Program, as amended and restated, is effective October 11, 2021.

1.2    Purpose. The Program is intended to increase stockholder value and the success of National Instruments Corporation (the “Company”) by providing an incentive and reward for the accomplishment of specified goals by selected Executive Officers (as defined below) of the Company. Its purpose is to connect each selected Executive Officer’s compensation to the accomplishment of goals determined to be critical to the Company’s performance in a given calendar year. Payouts under the Program are made annually following the end of the applicable calendar year subject to the terms and conditions of the Program.

SECTION 2
ELIGIBILITY, SELECTION AND PROCEDURE

2.1    Eligibility. An individual employed by the Company who is an “Executive Officer,” as defined by Section 16 of the Securities Exchange Act of 1934, as amended (an “Executive Officer”) is eligible for participation in the Program. Eligibility does not guarantee participation in this Program.
2.2    Selection of Participants. From time to time, the Board may designate eligible Executive Officers, in its sole discretion. Any individual selected to participate in the Program under this Section 2.2 with respect to a calendar year shall be referred to as a “Participant” for such calendar year. Participation in the Program in one or more calendar years does not guarantee participation in a future calendar year or years.
2.3    Bonus Procedure. For each calendar year, the Chief Executive Officer and the Compensation Committee (the “Committee”) (or, with respect to the Chief Executive Officer, the independent members of the Board) will approve objectives for Executive Officers to attain for that year. The Chief Executive Officer and Committee (or, with respect to the Chief Executive Officer, the independent members of the Board) will also identify a target bonus and maximum and minimum bonus amounts that may be awarded to each Executive Officer corresponding to the achievement of each Executive Officer’s objectives for the year. The objectives and the associated bonus amounts shall be provided to the applicable Executive Officer as soon as practicable following the beginning of the applicable calendar year. At the end of the applicable calendar year, the Chief Executive Officer and Committee (or, with respect to the Chief Executive Officer, the independent members of the Board) will meet to determine, in their sole discretion, whether the objectives of each Executive Officer were attained and, thereupon, will approve or disapprove the payment of the applicable bonus amount based upon the achievement of such objectives. The Chief Executive Officer shall not approve the bonus amounts or goals for himself or herself nor determine whether the specified goals have been met, and all such matters shall be approved by the Committee (or, with respect to the Chief Executive Officer, the independent members of the Board).

SECTION 3
PAYMENT OF BONUS

3.1    Timing of Payment. Payment of any bonus under this Program shall be made as soon as administratively practicable following the date on which the Company’s books for the applicable calendar year have been closed and audited, but not later than the 15th day of the third calendar month following the end of the applicable calendar year. Notwithstanding the foregoing, in the discretion of the Committee (or, with respect to the Chief Executive Officer, the independent members of the Board), an estimated payment for a portion of the payout may be made to any or all Participants during the fourth quarter of the current year based upon projected achievement levels corresponding to the applicable goals for such calendar year. In the event that estimated payments are made before the end of the calendar year, final determination of the correct amount of each bonus will be made pursuant to Section 2.3 and differences between the finally-determined amount and the estimated payment will be reconciled by either (a) making an additional reconciling payment to the Participant in the event of a shortfall or (b) requiring remittance by Participant to Company of any previous overpayment. Notwithstanding the foregoing, any payments or estimated payments shall only be made in compliance with the terms and conditions applicable to this Program, as amended from time to time.

3.2    Employment Required for Payment. Only Participants actively employed by the Company as an employee on the day of the bonus payout are eligible to receive a bonus under this Program.

3.3    Right to Receive Payment. Any bonus that may become payable under this Program is to be paid solely from the general assets of the Company, as determined by the Committee. Nothing in this Program shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an actual award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

SECTION 4
ADMINISTRATION AND TERMINATION

4.1    Committee Authority. The Committee, in consultation with the Chief Executive Officer, shall administer the Program in accordance with the Program’s provisions. Except as otherwise provided to the contrary herein, the Committee shall have all powers and discretion necessary or appropriate to administer the Program and to control its operation, including, but not limited to, the power to (a) interpret and amend the Program, (b) adopt rules for the administration, interpretation and application of the Program as are consistent with the objectives of the Program, (c) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Program by Executive Officers who are foreign nationals or employed outside of the United States, and (d) interpret, amend or revoke any such rules. Neither the members of the Committee nor the Chief Executive Officer shall be liable for any act, omission or determination taken or made in good faith with respect to the Program or any bonus awarded under it.

4.2    Decisions Binding. All determinations and decisions made by the Committee (or, with respect to the Chief Executive Officer, the independent members of the Board) related to this Program shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 5
GENERAL PROVISIONS

5.1    No Effect on Employment. Participation in this Program shall not alter any Participant’s status as an at-will employee of the Company.

5.2    Successors. All obligations of the Company under the Program, including with respect to bonus payouts, shall be binding on any successor to the Company.

5.3    Nontransferability of Bonus. No eligible bonus amount or amount payable under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

5.4    Severability. In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

5.5    Governing Law and Entire Terms. The Program shall be construed in accordance with and governed by the laws of the State of Texas, but without regard to its conflict of law provisions. Further, the Program constitutes the entire understanding with respect to any incentive bonus and shall supersede any prior or subsequent oral representations. The Program may be amended or terminated by the Committee at any time, provided, however, if such amendment or termination affects the eligibility of the Chief Executive Officer, the independent members of the Board has consented to such amendment or termination.

5.6    Clawback Policy. Payment of any bonus under this Program will be subject to the Company’s Recoupment of Certain Incentive Compensation Policy or any other compensation clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Committee may require a Participant to forfeit, return or reimburse the Company all or a portion of any bonus paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws.